Warsaw, IN . . . September 21, 2004 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD FIRST QUARTER RESULTS, corrected

The Company is reporting these corrected first quarter results to eliminate the tax effect on the purchased in-process research and development in relation to its Interpore International, Inc. acquisition. In the previous press release dated August 17, 2004, the Company tax effected the write off of in-process research and development.  According to EITF 96-7, in-process research and development is written off prior to the measurement of deferred taxes in a purchase business combination.  The effect of this change is to increase book tax expense for the quarter, which reduces net income by $9,055,000 and reduces goodwill recorded in connection with this transaction by the same amount.  The "As Adjusted" quarterly results disclosed in the previous press release have not changed.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation devices, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barb Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a results of new information, future events or otherwise.

All of Biomet’s financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

BIOMET, INC. - - QUARTERLY RESULTS

FOR THE QUARTERS ENDED AUGUST 31

(in thousands, except per share data)

	2004
Adjustments*

As Adjusted*
				2003

Net Sales	$ 438,160	$ -	$ 438,160	$ 370,319
Cost of Sales	125,972	(7,002) (a)	118,970	105,618
Gross Profit	312,188	7,002	319,190	264,701

S, G, & A	160,460		160,460	132,397
R & D	44,496	(26,020)(b)	18,476	14,748
Operating Income	107,232	33,022	140,254	117,556

Other Income (Expense), Net	(728)	-	(728)	3,021
Income Before Taxes And Minority Interest	106,504	33,022	139,526	120,577

Income Taxes	46,071	2,432(c)	48,503	41,979
Income Before Minority Interest	60,433	30,590	91,023	78,598

Minority Interest	-	-	-	2,120
Net Income	$ 60,433	$ 30,590	$ 91,023	$ 76,478

Earnings per Share
Basic	.24	.12	.36	.30
Diluted	.24	.12	.36	.30

Basic Shares Outstanding	253,856		253,856	256,847
Diluted Shares Outstanding	255,950		255,950	258,282

U.S. sales	$ 296,304			$ 252,095
Foreign sales	141,856			118,224

Reconstructive sales	$ 282,482			$ 233,439
Fixation sales	62,713			62,133
Spinal products	52,909			37,967
Other product sales	40,056			36,780

(a)   Current period impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.

(b)   In-process research and development written off as of the closing date related to the acquisition of Interpore International, Inc.

(c)   Tax effect of item a above.

*Adjusted results, which are non-GAAP financial measures, exclude acquisition costs, including inventory step-up and write off of in-process research and development.  We have included these adjusted measures to provide management and investors with a better understanding of our results, because expenses related to these acquisitions in the current quarter and the remainder of fiscal year 2005 are not indicative of our future operating results.

Consolidated Balance Sheets	August 31, 2004	May 31, 2004
Assets
Cash and Investments	$ 158,618	$ 235,612
Accounts and notes receivable, net	449,436	465,949
Inventories	424,997	389,391
Other current assets	116,055	91,256
Fixed Assets, net	283,573	268,826
Goodwill	444,124	266,860
Other Assets	108,042	69,803
Total Assets	$1,984,845	$1,787,697

Liabilities and Stockholders' Equity
Current Liabilities	$ 537,995	$ 313,402
Other Liabilities	38,188	26,085
Stockholders' Equity	1,408,662	1,448,210
Total Liabilities and Stockholders' Equity	$1,984,845	$1,787,697

The above balance sheet includes the preliminary purchase price allocation in connection with the Interpore acquisition.  The Company believes that changes, if any, when the purchase price allocation is finalized, will not be material.

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